Stiefel Laboratories, Inc.
Barrier Therapeutics, Inc. [BTRX]
June 23, 2008
Exhibit 99.2 - Joint Filer Information
Name: Charles W. Stiefel
Address: 255 Alhambra Circle, Suite 1000, Coral Gables, FL 33134
Designated Filer: Stiefel Laboratories, Inc.
Issuer & Ticker Symbol: Barrier Therapeutics, Inc. [BTRX]
Date of Event Requiring Statement: June 23, 2008